Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated June 3, 2014

This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Auto Callable Contingent Interest Notes linked to the Common Shares of
Valeant Pharmaceuticals International, Inc., due June 24, 2015
The notes are designed for investors who seek a Contingent Interest Payment (i)
with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier or (ii)
with respect to the final Review Date for which the Final Stock Price is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Trade Details/Characteristics Hypothetical Return on a Note
Reference Stock: The Common Stock, no par value, of Valeant Pharmaceuticals
International, Inc. (VRX)
Contingent Interest Payments: If the notes have not been previously called and
(i) with respect to any Review Date (other than the final Review Date) First 3
Review Dates the closing price of one share of the Reference Stock on that
Review Date or (ii) with respect to the final Review Date the
Final Stock Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date Compare the closing price of one share of the Reference Stock on a Review Date (other than the Final Review
Date) to the Initial Stock Price for each $1,000 principal amount note a
Contingent Interest Payment equal to: and the Interest Barrier until the Final
Review Date or any automatic call. $39.625 (equivalent to an interest rate of
15.85% per annum, payable at a rate of 3.9625% per quarter). Automatic Early
Redemption
If (i) with respect to any Review Date (other than the final Review Date) the closing price of one share of the Reference The closing price of one Stock on that Review Date or (ii) with respect to the final Review Date, the Final Stock
Price is less than the Interest Share of the Reference Barrier, no Contingent
Interest Payment will be made with respect to that Review Date. Stock is greater than or equal to the Initial Stock The notes will be automatically called and you will receive (i) the principal amount plus (ii) Price the
Contingent Interest Payment with respect to the related Review Date
 Interest Barrier / Trigger Level: 75% of the Initial Stock Price (subject to adjustments)
Interest Rate: 15.85% per annum, payable at a rate of 3.9625% per quarter, if applicable
Automatic Call: If the closing price of one share of the Reference Stock on any
Review Date (other than the final Review Date) is greater than or equal to the
Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the
Contingent Interest Payment applicable to that Review Date, You will receive the The closing price of one share of the payable on the applicable Call
Settlement Date. contingent quarterly Reference Stock is greater than or payment. Proceed to the next The closing price of one equal to the Interest
Barrier Review Date.
Payment at Maturity: If the notes have not been previously called and the Final
Stock Price is greater than or equal to the Trigger Level, you Share of the
Reference Stock No Automatic Early will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the is less than the Initial Stock Redemption
Contingent Interest Payment applicable to the final Review Date. If the notes have not been previously called and the Price The closing price of one share of the No contingent quarterly Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every reference Stock is less than the payment. Proceed to the next Interest Barrier
Review Date.
1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 [] Stock Return).
For more information about the payments upon an Automatic Call or at maturity in different hypothetical scenarios, see "Hypothetical Payment upon Automatic
Call or at Maturity" below.
If the notes have not been automatically called and the Final Stock Price is less than the Trigger Level, you will lose more than 25% of your initial investment and may lose all of your initial investment at maturity.
 Stock Return: (Final Stock Price - Initial Stock Price) / Initial Stock Price
What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?
 Initial Stock Price: Closing price of the Reference Stock on pricing date, divided by the Adjustment Factor The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given
Review Date.
Final Stock Price: The arithmetic average of the closing prices of one share of the Reference Stock on each of the Ending Averaging Dates. The hypothetical payments set forth below assume an Initial Stock Price of $131.00, an Interest
Barrier and a Trigger Level of $98.25 (equal to 75% of the hypothetical Initial
Stock Price) and reflect the Interest Rate of 15.85% per annum (payable at a rate of 3.9625% per quarter). The hypothetical total returns set forth below are for illustrative purposes only and may not be  Ending Averaging Dates: June
15, 2015, June 16, 2015, June 17, 2015, June 18, 2015, and the final Review
Date the actual total returns applicable to a purchaser of the notes. the numbers appearing in the following table and examples have been rounded for ease of analysis.
Review Dates: September 18, 2014 (first Review Date), December 18, 2014 (second
Review Date), March 19, 2015 (third Review Date), and June 19, 2015 (final
Review Date)
Preliminary Term Sheet:
http://www.sec.gov/Archives/edgar/data/19617/000095010314003849/dp46850_fwp-060
1.htm Hypothetical Payment upon Automatic Call or at Maturity
 Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set. Review Dates Prior to the Final Review Date
Final Review Date Closing Price Risk Considerations Reference Stock
Appreciation / Payment on Interest Payment Date or

                      Stock Return Payment at Maturity (3) Depreciation at
Review Date Call Settlement Date (1)(2) The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase & Co. $235.8000
80.00% $1,039.625 80.00% $1,039.625 [] The notes do not guarantee the payment of interest and may not pay interest at all. $209.6000 60.00% $1,039.625 60.00%
$1,039.625 [] The appreciation potential of the notes is limited, and you will not participate in any appreciation in the price of the Reference Stock.
$183.4000 40.00% $1,039.625 40.00% $1,039.625 [] The benefit provided by the
Trigger Level may terminate on the final Review Date. $157.2000 20.00%
$1,039.625 20.00% $1,039.625 [] JPMorgan Chase & Co. and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours. $144.1000 10.00% $1,039.625 10.00% $1,039.625 [] If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return $137.5500 5.00% $1,039.625 5.00%
$1,039.625 [] JPMS's estimated value of the notes will be lower than the original issue price (price to public) of the notes. $131.0000 0.00% $1,039.625
0.00% $1,039.625 [] JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates $124.4500 -5.00% $39.625
-5.00% $1,039.625 [] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt. $117.9000 -10.00% $39.625
-10.00% $1,039.625 [] The value of the notes as published by JPMS will likely be higher than JPMS's then-current estimated value of the notes for a limited time. $98.2500 -25.00% $39.625 -25.00% $1,039.625 [] Secondary market prices of the notes will be impacted by many economic and market factors. $98.2369
-25.01% $0.000 -25.01% $749.900 [] No ownership or dividend rights in the
Reference Stock. $65.5000 -50.00% $0.000 -50.00% $500.000 [] Risk of the
closing price of the Reference Stock falling below the Interest Barrier or
Trigger Level is greater if the Reference Stock is volatile. $39.3000 -70.00%
$0.000 -70.00% $300.000 [] Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not $0.0000 -100.00% $0.000 -100.00%
$0.000 provide enough liquidity to allow you to trade or sell the notes easily.
[] The anti-dilution protection for the Reference Stock is limited and may be discretionary. (1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final
Review Date) is greater than or equal to the
[] The averaging convention used to calculate the Final Stock Price could limit returns. Initial Stock Price.
(2) You will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the
Interest Barrier.
(3) You will receive a Contingent Interest Payment in connection with the final
Review Date if the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to
This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA,
NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-177923
Dated: June 03, 2014